Exhibit 99.1

NEWS RELEASE WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219
WESCO International, Inc. Announces Preliminary Results
of the Exchange Offer for
Its 1.75% Convertible Senior Debentures due 2026 and
Its 2.625% Convertible Senior Debentures due 2025
Contact: Daniel A. Brailer, Vice President, Treasurer
and Investor Relations
WESCO International, Inc. (412) 454-2271, Fax: (412) 454-2477
PITTSBURGH, August 24, 2009 /PRNewswire-FirstCall/ — WESCO International, Inc. (NYSE: WCC), a leading provider of electrical MRO products, construction materials and advanced integrated supply procurement outsourcing services, announced today the preliminary results of the exchange offer (the “Exchange Offer”) for its outstanding 1.75% Convertible Senior Debentures due 2026 (the “2026 Debentures”) and its 2.625% Convertible Senior Debentures due 2025 (the “2025 Debentures”).
The Exchange Offer expired at midnight, New York City time, on August 21, 2009. The Bank of New York Mellon, the exchange agent for the Exchange Offer (the “Exchange Agent”), has advised that approximately $300.0 million aggregate principal amount of 2026 Debentures was validly tendered and not withdrawn prior to the expiration of the Exchange Offer, with $1.8 million aggregate principal amount tendered pursuant to guaranteed delivery procedures, representing approximately 100% of the aggregate principal amount of 2026 Debentures outstanding upon commencement of the Exchange Offer. For the 2025 Debentures, the Exchange Agent has advised that approximately $129.0 million aggregate principal amount was validly tendered and not withdrawn prior to the expiration of the Exchange Offer, representing approximately 86% of the aggregate principal amount of 2025 Debentures outstanding upon commencement of the Exchange Offer.
Based on the principal amounts of 2026 Debentures and 2025 Debentures validly tendered and not withdrawn and assuming the satisfaction of the guaranteed delivery procedures with respect to 2026 Debentures tendered by guaranteed delivery, the 2025 Debentures will be subject to a proration factor of approximately 44%. The Company will not be able to determine the final proration factor until delivery of the 2026 Debentures tendered by guaranteed delivery is completed, which the Company expects to be the close of business on August 26, 2009. The Company will publicly announce the final proration factor for the 2025 Debentures after it has been determined, which may be different from today’s preliminary estimate.
Assuming the satisfaction of the guaranteed delivery procedures with respect to 2026 Debentures tendered pursuant to guaranteed delivery procedures prior to the expiration of the Exchange Offer, no 2026 Debentures and approximately $92.6 million aggregate principal amount of the 2025 Debentures will remain outstanding following the consummation of the Exchange Offer, and the Company will issue approximately $345.0 million aggregate principal amount of its new 6.0% Convertible Senior

Debentures due 2029 (the “2029 Debentures”). The Company expects that settlement of the Exchange Offer will occur on August 27, 2009.
The Lead Dealer Managers for the Exchange Offer are Goldman, Sachs & Co. and Barclays Capital Inc. The Co-Dealer Managers for the Exchange Offer are Credit Suisse Securities (USA) LLC, Wells Fargo Securities, LLC, Robert W. Baird & Co. Incorporated and Raymond James & Associates, Inc. For additional information, you may contact Goldman, Sachs & Co. at (877) 686-5059 (U.S. Toll-free) or (212) 357-2992 or Barclays Capital Inc. at (800) 438-3242 (U.S. Toll-free) or (212) 528-7581. The offer documents are available free of charge at the SEC’s website at www.sec.gov or by contacting the Company’s Corporate Secretary at 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania 15219, telephone number (412) 454-2200.
This press release is neither an offer to sell nor a solicitation of an offer to buy any securities. There shall not be any exchange of the 2029 Debentures for 2026 Debentures or 2025 Debentures pursuant to the Exchange Offer in any jurisdiction in which such exchange would be unlawful prior to registration or qualification under the laws of such jurisdiction.
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WESCO International, Inc. (NYSE: WCC) is a publicly traded Fortune 500 holding company, headquartered in Pittsburgh, Pennsylvania, whose primary operating entity is WESCO Distribution, Inc. WESCO Distribution is a leading distributor of electrical construction products and electrical and industrial maintenance, repair and operating (MRO) supplies, and is the nation’s largest provider of integrated supply services. 2008 annual sales were approximately $6.1 billion. The Company employs approximately 6,400 people, maintains relationships with over 23,000 suppliers, and serves more than 115,000 customers worldwide. Major markets include commercial and industrial firms, contractors, government agencies, educational institutions, telecommunications businesses and utilities. WESCO operates seven fully automated distribution centers and approximately 400 full-service branches in North America and select international markets, providing a local presence for area customers and a global network to serve multi-location businesses and multi-national corporations.
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The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as well as the Company’s other reports filed with the Securities and Exchange Commission.